Exhibit 99.1

For Immediate Release

For More Information Contact:
David D. Stovall, President & CEO
Habersham Bancorp
(706) 778-1000 or (800) 822-0316

HABERSHAM BANCORP ANNOUNCES FOURTH QUARTER RESULTS

CORNELIA, GA.   February 13, 2009  Habersham Bancorp (NASDAQ: HABC)  reports a fourth quarter loss of $10.2 million or $3.63 per diluted share, compared to fourth quarter earnings of $65,000 or $.02 per diluted share in 2007.  The decrease resulted principally from a decrease in net interest income of approximately $2.2 million, additional expense from provisions for loan losses of approximately $8.7 million and a goodwill impairment charge of approximately $3.5 million.

Habersham Bancorp reports a loss of $14.8 million or $5.27 per diluted share for the year ended December 31, 2008 when compared to earnings of $2.9 million or $1.00 per diluted share for the year ended December 31, 2007.   The decrease resulted principally from a decrease in net interest income of approximately $7.7 million, additional expense from provisions for loan losses of approximately $16 million and a goodwill impairment charge of approximately $3.5 million.

Decreases in net interest income resulted from: 1) an increase in the total dollar balances of loans on nonaccrual status and 2) the total dollar balances of variable rate loans tied to a decreasing prime interest rate.  Non-performing assets increased approximately $54.3 million from December 31, 2007 to December 31, 2008 primarily as a result of increases in nonaccrual loans, other real estate and accruing loans 90 days past due totaling approximately $37.7 million, $15.8 million and $761,000, respectively.

The Company’s net interest margins for the fourth quarter and year-to-date of 2008 were 2.07% and 2.81%, respectively, compared to 3.95% and 4.41% for the fourth quarter and year-to-date of 2007, respectively.

Total assets of $494.9 million at December 31, 2008, reflect a decrease of $19.3 million or 3.75% from $514.2 million at December 31, 2007.  Decreases in the total loan portfolios and in cash and cash equivalents and in goodwill of approximately $39.5 million, $8.1 million and $3.5 million, respectively, were offset by increases in other real estate, other assets (primarily in income tax accounts), investment securities and in premises and equipment of approximately $15.8 million, $7.5 million, $5.6 million and $3.4 million, respectively.

A decrease in total shareholders’ equity of approximately $12.2  million resulted from a year-to-date loss and dividends paid of approximately $14.8 million and $705,000, respectively, offset by  proceeds from the issuance of  preferred stock at December 31, 2008 of approximately $3 million and an increase in accumulated other comprehensive income of approximately $455,000.

The construction of the Flowery Branch Office was completed during the fourth quarter of 2008 and began operations in November of 2008.

David D. Stovall, President and C.E.O. of Habersham Bancorp, stated, “The past several months in the financial services market in particular and the economy in general, have been plagued with uncertainties. Among these uncertainties is the issue of goodwill of the company and its potential impairment.  This particular issue is being dealt with by companies in other segments of the marketplace as well. Management of the Company determined that goodwill had become impaired based upon a decrease in valuation of the Company’s common stock during the fourth quarter of 2008.   Therefore, approximately $3.5 million of the fourth quarter loss is attributable to the non-cash write-off of the Company’s total goodwill account.”

He added, “Also, during the fourth quarter of 2008, the Company issued $3 million in Preferred Stock to a private investor, to strengthen our capital and our commitment for the soundness of the Bank.   Additionally, the Company has a first quarter pending sale of an unrelated company investment which will result in additional Company capital available for Bank use, if necessary, in the amount of $750,000.”

HABERSHAM BANCORP FINANCIAL HIGHLIGHTS
(Unaudited) (dollar amount in thousands, except per share amounts)

Summary of Operations	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Interest income	$5,484	$8,690	$26,135	$36,375
Interest expense	3,387	4,352	14,288	16,847
Net interest income	2,097	4,338	11,847	19,528

Provision for loan losses	8,651	595	16,021	675
Net interest (loss) income after provision for loan losses	(6,554)	3,743	(4,174)	18,853

Other income	852	1,085	3,761	3,773
Investment securities gains	47	-	363	5
Other expense	8,922	4,918	22,638	18,672
(Loss) earnings before income taxes	(14,577)	(90)	(22,688)	3,959

Income tax benefit (expense)	4,335	155	7,839	(1,020)

Net (loss) earnings	$(10,242)	$65	$(14,849)	$2,939

Net (loss) earnings per share – basic	$(3.63)	$.02	$(5.27)	$1.00

Net (loss) earnings per share – diluted	$(3.63)	$.02	$(5.27)	$1.00

Weighted average number of common shares Outstanding	2,818,593	2,864,245	2,818,593	2,942,292

Weighted average number of common and common equivalent shares outstanding	2,818,593	2,864,245	2,818,593	2,952,528
Cash dividends declared per common share	$.00	$.60	$.25	$.90

Balance Sheet Summary	December 31, 2008	December 31, 2007
Total Assets	$494,869	$514,219
Loans, net	310,607	348,251
Deposits	392,888	390,267
Stockholders’ Equity	41,998	54,182